Exhibit 1

Set forth below are the name, business address and present principal occupation or employment, and the name of any corporation or other organization in which such employment is conducted, for each of the Reporting Persons:

Name	Business [or Residence] Address	Employment and Employer

Gavril A. Yushvaev	Wimm-Bill-Dann Foods OJSC 16/15 Yauzsky Blvd. Moscow 109028 Russia	Member of the Board of Directors of Wimm-Bill-Dann Foods OJSC
Mikhail V. Dubinin	Wimm-Bill-Dann Foods OJSC 16/15 Yauzsky Blvd. Moscow 109028 Russia	Member of the Board of Directors of imm-Bill-Dann Foods OJSC
Sergei A. Plastinin	Wimm-Bill-Dann Foods OJSC 16/15 Yauzsky Blvd. Moscow 109028 Russia	Member of the Board of Directors of Wimm-Bill-Dann Foods OJSC
Alexander S. Orlov	Wimm-Bill-Dann Foods OJSC 16/15 Yauzsky Blvd. Moscow 109028 Russia	Member of the Board of Directors of Wimm-Bill-Dann Foods OJSC
David Iakobachvili	Wimm-Bill-Dann Foods OJSC 16/15 Yauzsky Blvd. Moscow 109028 Russia	Chairman of the Board of Directors of Wimm-Bill-Dann Foods OJSC
Mikhail I. Vishnyakov	Wimm-Bill-Dann Foods OJSC 16/15 Yauzsky Blvd. Moscow 109028 Russia	Principal Shareholder of the Issuer
Victor E. Evdokimov	Wimm-Bill-Dann Foods OJSC 16/15 Yauzsky Blvd. Moscow 109028 Russia	Principal Shareholder of the Issuer